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                                                                       Exhibit 5
                     [Sullivan & Worcester LLP Letterhead]



                                    April 29, 1997



American Radio Systems Corporation
116 Huntington Avenue
Boston, MA 02116

Re:  Registration Statement on Form S-4 --
     2,047,391 shares of 11-3/8 % Series B Cumulative Exchangeable Preferred Stock 11-3/8% Subordinated Exchange Debentures due 2009
     --------------------------------------------------------

Dear Sir or Madam:

     In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Radio Systems Corporation, a Delaware corporation ("American"), of 2,047,391 shares of its 11-3/8 % Series B Cumulative Exchangeable Preferred Stock, $100 liquidation preference per share (the "New Preferred") and the underlying 11-3/8% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to American's Registration Statement on Form S-4 (the "Registration Statement"). The New Preferred Stock is being offered in exchange (the "Exchange Offer") for the outstanding 2,047,391 shares of American 11-3/8% Cumulative Exchangeable Preferred Stock, $100 liquidation preference (the "Old Preferred") that were issued in a private placement pursuant to Section 4(2) of the Securities Act in January 1997.

     We have acted as counsel to American in connection with the preparation of the offering circular dated January 27, 1997 (the "Offering Circular") used in the aforementioned private placement and the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Offering Circular, the Registration Statement, the Restated Certificate of Incorporation of American, the Certificate of Designation for each of the Old Preferred and New Preferred, corporate records, certificates and statements of officers and accountants of American, and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.
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     Based on and subject to the foregoing, we are of the opinion that (i) the
New Preferred has been duly authorized and, upon issue and delivery against proper surrender of the Old Preferred pursuant to the Exchange Offer, will be validly issued, fully paid and nonassessable, and (ii) the Exchange Debentures have been duly authorized, and upon issue and delivery against proper surrender of the New Preferred, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Experts." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.


                                    Very truly yours,


                                    /s/ Sullivan & Worcester LLP
                                    SULLIVAN & WORCESTER LLP